Exhibit 10.4.3

AMENDMENT DATED AS OF MARCH 29, 2006

TO THE DECEMBER 5, 2002 EMPLOYMENT AGREEMENT

BETWEEN

ETS PAYPHONES, INC. and GUY A. LONGOBARDO

This Amendment to the Employment Agreement (the “Amendment”) dated as of December 5, 2002, as amended by the Amendment to Employment Agreement dated as of February 12, 2004, the Amendment to the Employment Agreement dated as of January 28, 2005 and the Amendment to Employment Agreement dated as of November 11, 2005 (collectively, the “Agreement”) between ETS Payphones, Inc. (the “Company”) and Guy A. Longobardo (the “Executive”), is made effective as of March 29, 2006.

Whereas at the Annual Meeting of Stockholders, held on February 15, 2006, the stockholders of the Company approved, among other things, the consummation of the Asset Sale Agreement between the Company and Empire Payphones, Inc., dated as of November 1, 2005 (the “Asset Sale Agreement”) and the transactions contemplated thereby and the dissolution and the winding down of the Company’s operations following the closing (the “Closing”) of the Asset Sale Agreement.

Whereas the Board of Directors of the Company has determined that it is in the best interests of the Company that the salary and the change of control provisions of the Agreement be amended to ensure that Executive continue to serve the Company after the Closing, in order that the Closing and the dissolution and winding down of the Company thereafter are efficiently administered.

In consideration of the mutual agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.                                       Sections 1(f) and 1(j) of the Agreement are deleted and replaced in the entirety by the following:

(f)            Reserved

(j)            Reserved

2.                                       Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:

Base Salary. In consideration for the Executive’s services hereunder, the Company shall pay to the Executive an annual base salary of  $240,000 until the earlier of (i) such time as the Executive and the Company otherwise agree or (ii) payment of the Incentive Payment pursuant to Section 3(f) of the Agreement, as amended. Upon payment to the Executive of the Incentive Payment, the annual base salary of the Executive shall be reduced to $120,000, effective as of the date of the payment of the Incentive Payment, until such time as the Executive and the Company otherwise agree. The Company shall pay annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company, from time to time in effect, require.

3.                                       Section 3 is amended to add the following:

(f)            Incentive Payment. In addition to the annual base salary, bonus and other benefits payable to the Executive hereunder, the Executive shall be entitled to receive a lump sum of $180,000 (the “Incentive Payment”) upon the earlier of (i) May 16, 2006 or (ii) 60 days after the closing of the Asset Sale Agreement between the Company and Empire Payphones, Inc., dated as of November 1, 2005.

4.                                       Section 4(a) of the Agreement is deleted and replaced in its entirety by the following:

Term. The term of this Agreement (the “Term”) shall commence as of the date of this Amendment and shall continue in effect until the first anniversary of such date unless terminated pursuant to Section 4(b). The Term may be renewed if the Executive and Company agree.

5.                                       Section 4(c) of the Agreement (including paragraph 4 of the amendment dated January 28, 2005) is deleted and replaced in its entirety by the following:

Effect of Termination. Upon termination of this Agreement and Executive’s employment hereunder, the Company shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for payment of salary and bonus amounts, if any, accrued pursuant to this Agreement and unpaid at the date of termination; provided, however, that in the event of a termination of the Executive pursuant to Section 4(b)(i), 4(b)(ii), 4(b)(iii) or 4(b)(v), the Company shall continue medical insurance coverage for the Executive and his dependents on the same terms as exist on the date hereof until the earlier of the date that is the date nine months following the date of termination and the date Executive qualifies for substantially similar coverage from another employer. If the Company terminates its medical insurance coverage plan, it shall reimburse the Executive for the cost of obtaining substantially similar coverage as existed for the Executive on the day prior to such termination. If Executive and his dependents are not covered by substantially similar coverage on the date that is nine months following the date of termination and the Company has not terminated its medical insurance coverage plan, Executive shall be entitled to select up to eighteen months of continuation of coverage under COBRA.

6.                                       Section 14(a) is amended so that the address for Shannon Lowry Nagle, Esq. is the following:

Shannon Lowry Nagle, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

7.                                       All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. All capitalized but undefined terms used herein shall have the meaning ascribed to them in the Agreement. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same agreement. A photocopy or facsimile reproduction of this Amendment and any signatures shall be deemed as effective as the original.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the effective date shown above.

COMPANY

By:	/s/ MICHAEL H. MCCLELLAN

Title:	Director, Executive Vice President and Chief Financial Officer

Date:	March 29, 2006

By:	/s/ DAVID C. JONES

Title:	Vice President of Human Resources and Investor Relations and Secretary

Date:	March 29, 2006

EXECUTIVE

/s/ GUY A. LONGOBARDO

Guy A. Longobardo